Exhibit 99.1

AURELIO ANNOUNCES AMENDED AGREEMENT TO SELL HILL COPPER-ZINC PROJECT & 3% NSR IN GAVILANES GOLD PROJECT FOR $4 MILLION

LAKEWOOD, COLORADO, (November 17, 2008) News Release #08-16

Further to the proposed transaction announced on October 2, 2008, Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) reports that it has executed amended agreements concerning the sale of its Bolsa Resources, Inc. subsidiary which owns the Hill Copper-Zinc Project in Arizona (the "Project") for $2.5 million in cash while retaining a 3% NSR (Net Smelter Return) to an Telifonda (Cayman) Limited ("Investment Company").

In addition, the Investment Company has agreed to purchase a 3% NSR for the Company's Gavilanes gold project in Mexico in exchange for $50,000 in cash. The Investment Company has also agreed to loan (on a non-recourse basis) $1.45 million to a newly-created and wholly-owned Aurelio subsidiary that would fund future exploration and acquisition programs.

The total value of the proposed transaction remains unchanged at $4 million.

The amendments have been agreed to in order to better-reflect the current market values of the assets being acquired by the Investment Company, and to facilitate closure of this transaction in the current difficult equity markets, among other factors.

Sale of Bolsa Resources, Inc. & Hill Copper-Zinc Project

The Company has executed an amended agreement to sell its wholly-owned Arizona subsidiary, Bolsa Resources, Inc., to the Investment Company in exchange for $2,500,000 cash (the prior agreement mandated a $2 million cash payment); Aurelio would still retain a 3% Net Smelter Returns Royalty (NSR) on all future precious and base metal production from the Project (the "Bolsa NSR"). Upon completion of the Bankable Feasibility Study, the Investment Company would have a right to purchase the Bolsa NSR at fair market value.

The proposed transaction requires the Investment Company to complete a Bankable Feasibility Study within the next four years; should the Investment Company fail to complete the Bankable Feasibility Study or otherwise maintain the 5,000+ acre land position, Aurelio would have the exclusive right to re-acquire the Project under certain conditions.

The proposed transaction also requires that the Investment Company fund Bolsa Resources shortly after Closing in the initial amount of $8 million to facilitate further development of Bolsa's Hill Copper-Zinc Project.

Pursuant to Section 2(e) of the original Stock Purchase Agreement, adjustments will be made at Closing to reimburse the Company for all payments made by Aurelio to maintain Bolsa Resources' assets from and after August 15, 2008 (as set forth in Exhibit C to the Stock Purchase Agreement).

Bridge Loan Agreement

As part of the overall transaction, the Investment Company has already advanced $2 million to the Company in the form of an interest free Bridge Loan that will be repaid upon the closing of the proposed transactions. The Bridge Loan is secured by all of the assets of the Company, including all shares of stock held by the Company in its two subsidiaries. If the sale of Bolsa Resources does not close, the Bridge Loan is payable in cash, with the date of payment dependent upon the reason the Sale fails to close.

Proceeds from the Bridge Loan were used to retire previous Company indebtedness, with the remaining used for working capital purposes.

Sale of 3% NSR in Gavilanes (Mexico) Project

The Investment Company has also agreed to purchase a 3% NSR interest in the Gavilanes gold project for $50,000 cash ("Gavilanes NSR"). The Company would retain the exclusive right to repurchase the Gavilanes NSR at fair market value. The Gavilanes NSR payment was reduced from the original $2 million amount to better-reflect the value of the project in the current economic climate.

Loan to New Aurelio Subsidiary

The Investment Company has agreed to loan, upon shareholder approval of the overall transaction, $1.45 million to a newly-created Aurelio subsidiary (the "NewCo" loan). The NewCo loan is an unsecured loan and would be non-recourse to the Company. Interest at LIBOR + 5% would accrue over the term of the loan.

The Company intends to use the proceeds of the NewCo Loan facility to fund further exploration of its assets, as well as for acquisitions and general working capital.

Completion of the transactions is expected in the fourth quarter of 2008 and is contingent on approval by Aurelio shareholders and other customary closing conditions set forth in the transaction documents. Aurelio has not yet announced a date for its shareholder meeting.

Complete copies of the amended transaction documents are available for review as exhibits to a Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

The Company also reports that Robby Gilmore continues to serve in a financial advisory capacity to the Company, but that he has not yet accepted the CFO position with the Company as announced on April 18, 2008; Dr. Fred Warnaars continues to serve as the Company's Interim CFO.

On behalf of the Board of Directors,

David Stafford Johnson

Chairman

303-795-3030

800-803-1371

303-945-7270 (fax)

About the Company

Aurelio Resource Corporation has previously announced an independent estimate of the mineralized material at the MAN Area of the Hill Copper-Zinc Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

For additional information, please visit our website (www.AurelioResource.com).

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as they constitute predictions of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include, but are not limited to: that a majority of the Company's shareholders will approve the sale of Bolsa Resources, Inc. and the Gavilanes NSR; that a portion of the funds to be received will be used to retire existing Company debt, and that re-payment of such debt can be completed on terms favorable to the Company and its shareholders; that, at some future date(s), the Investment Company might possibly repurchase the Bolsa NSR and/or that the Company could potentially elect to repurchase the Gavilanes NSR for cash and/or stock and/or other considerations; that the fair market vales of the NSRs would be contingent on multiple factors outside of the control of the Company and the Investment Company; that the Investment Company will be able to finance and complete the Bankable Feasibility Study for the Hill Copper-Zinc Project within four years. Lastly, there are no assurances that an economic ore deposit will be delineated and developed at either the Hill or the Gavilanes projects, nor should investors assume that the Company will actually receive or pay out cash or in-kind metals in relation to the Bolsa or Gavilanes NSR's.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents with the Investment Company or other required parties, misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K (as amended per Form 8-KSB/A) and Form 10-Q Reports (as amended per Form 10-Q/A) filed with the Securities and Exchange Commission.